November 1, 2007

Mr. Chris Bunka

Lexaria Corp

5774 Deadpine Drive

Kelowna BC Canada VIP 1A3

Dear Mr. Bunka:

J. L. Thomas Engineering, Inc., has been retained to conduct a reserve estimate of recoverable reserves for Isbill 2-36 property in McClain County, Oklahoma .  Attached are the reserve estimates to the best of our professional judgment.

The total net reserves are defined as those crude oil, condensate, and natural gas reserves for a six percent revenue (.06%) revenue interest. The proved reserves conform with these classifications defined by the Security and Exchange Commission as shown below:

          “Proved Developed” reserves are those quantities of crude oil, condensate,

          and natural gas which can be expected to be recovered in future years through existing wells under existing economic and operating methods.

          “Proved Developed Producing” reserves are expected to be produced from existing completion intervals now open for production in existing wells.

As of November1, 2007, the net proved reserves for these properties were estimated as shown below. Also, utilizing economic analysis cash flows of predicted future performance for each well, it has been estimated that the production of these reserves will generate the following income.

Pursuant to your instructions, the current price used was the price received as of October 31, 2007.  Future net income is after deducting the estimated operating expenses, production taxes, but before Federal income taxes.

Operating expenses were held constant and represent field level operating costs and administrative overhead.  The salvage values were considered to be equal to the plugging and abandonment costs.

J. L. Thomas Engineering, Inc. has examined 1 Proved Developed Producing properties with a total value of $117677.75 (DCF @ 10%).

All oil reserves are expressed in United States barrels of 42 gallons, and natural gas reserves are expressed in thousand standard cubic feet (MCF) at the contractual pressure and temperature bases.

All information pertaining to the character of ownership of Lexaria Corp in the properties appraised has been accepted as represented. It was not considered necessary to make a field examination of the appraised properties. Data used in performing this appraisal were obtained from the operator, public sources and our own files. Supporting work papers pertinent to the appraisal are retained in our files and are available to you or designated parties at your convenience.

The proved reserves presented in this report are estimates only and should not be construed as being exact quantities.  They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Because of governmental polices and uncertainties of supply and demand, the product prices and the costs incurred in recovering these reserves may vary from the price and cost assumptions in this report. In any case, quantities of proved and possible reserves may increase or decrease as a result of future operations.

Sincerely,

J.L. Thomas Engineering, Inc.

Jack L. Thomas, P.E.